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                                                                  EXHIBIT (8)(A)
              FORM OF TAX OPINION OF SULLIVAN & CROMWELL

                                                     Dated the Effective Date of
                                                     the Registration Statement
First Union Corporation,
One First Union Center,
Charlotte, North Carolina 28288.
Ladies and Gentlemen:
     We have acted as counsel to First Union Corporation, a corporation organized under the laws of North Carolina, ("First Union") in connection with the planned merger (the "Merger") of Wheat First Butcher Singer, Inc., a Virginia corporation, ("Wheat") with and into First Union, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of August 20, 1997, by and between Wheat and First Union. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement or the appendices thereto (including the Agreement).
     We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and will qualify as a merger under applicable law,
(2) the representations contained in the letters or representation from First Union and Wheat to us dated as of the date hereof, were true and correct when made and will be true and correct at the Effective Time and (3) there is a valid business purpose for the escrow arrangement contemplated by Section 2.08 of the Agreement, and such escrow arrangement will be effected in accordance with an Escrow Agreement, the terms of which will be substantially as set forth in Exhibit B to the Agreement.
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:
          (i) no gain or loss will be recognized for federal income tax purposes by Wheat stockholders upon the exchange in the Merger of shares of Wheat Common Stock or Wheat Preferred Stock solely for First Union Common Stock (except with respect to cash received in lieu of a fractional share interest in First Union Common Stock);
          (ii) the basis of First Union Common Stock received in the Merger by Wheat stockholders (including the basis of any fractional share interest in First Union Common Stock deemed received) will be the same as the basis of the shares of Wheat Common Stock or Wheat Preferred Stock surrendered in exchange therefor;
          (iii) the holding period of First Union Common Stock received in the Merger by a Wheat stockholder (including the holding period of any fractional share interest in First Union Common Stock deemed received) will include the period during which the shares of Wheat Common Stock or Wheat Preferred Stock surrendered in exchange therefor were held by the Wheat stockholder, provided such shares of Wheat Common Stock or Wheat Preferred Stock were held as capital assets at the Effective Time; and
          (iv) cash received by a Wheat stockholder in lieu of a fractional share interest in First Union Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such stockholder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the stockholder's adjusted tax basis in the Wheat Common Stock or Wheat Preferred Stock allocable to the fractional share interest.
     We express no opinion as to the effect of the merger on any shareholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.
     The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, Wheat stockholders who received their Wheat Common Stock or Wheat Preferred Stock upon the exercise of employee stock options or otherwise as compensation, that hold their Wheat Common Stock or Wheat Preferred Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.


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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
                                        Very truly yours,